EXHIBIT 99.1

healthcare solutions for a new generation SM

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Renaissance Health Systems Establishes Strategic Alliance for Staffing Solutions to Healthcare Providers

WELLINGTON, Fla. (March 4, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) (www.QuantumMD.com), a Healthcare Services Organization (HSO), announced today that Quantum subsidiary Renaissance Health System of Florida, Inc., has entered into a Strategic Alliance Agreement with Pro Med Healthcare Services, LLC, a licensed healthcare staffing company, to offer staffing services to the 2,000 healthcare providers affiliated with Renaissance.

Ronald S. Smith, Quantum Senior Vice President and Chief Development Officer led the establishment of the relationship with Pro Med and noted, “A key component of our Company structure is our ability to offer quality solutions to our network of providers throughout Florida.  We conducted a great deal of research to find the company that we believe will provide the highest quality of service and talent to meet the staffing needs of our affiliated providers.  We believe this service will bring added value to our providers as they can spend more time on the clinical aspects of their business versus searching for candidates with the skills and personality to fit their practice needs.”

Pro Med Healthcare Services customizes placement solutions to meet the needs of each healthcare provider they service.  Their solutions include temporary to permanent staffing, permanent placements of personnel, as well as both short and long term contracts.  Pro Med offers 24/7 access to their team of consultants, has an extensive screening process, performs skill matching assessments to ensure qualified candidates, and conducts both criminal background investigations and drug screenings.

Pro Med CEO, Bart W. Richert, commented, “We are thrilled to be working with Renaissance.  Our corporate cultures and philosophies are very much in sync and we are confident in our ability to enhance the value of the relationships Renaissance has established with its providers.  We pride ourselves on providing a one-stop staffing solution and believe this approach compliments the mission of Renaissance to create efficiencies for healthcare providers.”

About The Quantum Group, Inc.

The Quantum Group is an innovation-driven Healthcare Services Organization (HSO) that provides business process solutions, service chain management, strategic consulting and leading edge technology to the healthcare industry.

We have developed PWeR™, a cutting-edge, patent-pending healthcare technology platform that we believe to be in line with President Obama’s agenda for healthcare reform.  The Stimulus Package provides $17 billion for the implementation of healthcare information technology to infuse efficiencies, reduce costs and improve the quality of patient care.  PWeR can integrate all of the functions a physician/provider, hospital, clinic and related professionals utilize in one patient-centric, web-based platform and falls well within the economic incentives offered by the new law.  We believe we are positioned to be a catalyst for change as we take aim at the $700 billion inefficiency gap in the United States healthcare industry.

About Pro Med Healthcare Services, LLC

Pro Med Healthcare Services, established in 1998, is focused on meeting the staffing needs of healthcare providers throughout the State of Florida with Medical and Dental professionals and is a provider of home healthcare and allied health services.  For additional information please visit www.promedhs.com.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com